Exhibit 99.1

CPI Card Group Appoints New Chief Financial Officer

Littleton, Colo. (December 13, 2016) — CPI Card Group (Nasdaq: PMTS, TSX: PNT), a global leader in financial and EMV® chip card production and related services, today announced the appointment of Lillian Etzkorn as its Chief Financial Officer, effective January 1, 2017, succeeding David Brush who will be ending his service as CFO on December 31, 2016.  Mr. Brush will continue in an advisory capacity to the Company through June 30, 2017.  Ms. Etzkorn joins CPI Card Group from Dana Incorporated (NYSE: DAN), where she served as Vice President, Treasurer since 2011.  Ms. Etzkorn will lead CPI Card Group’s financial operations as well as the Company’s investor relations activities, and will report directly to Steve Montross, President and CEO of CPI Card Group.

“We are thrilled to welcome Lillian to CPI and the leadership team,” said Steve Montross, President and CEO of CPI Card Group. “Her demonstrated track record of leading complex and demanding financial functions, across a broad range of business areas and on a global scale, as well as her strong leadership capabilities make her uniquely qualified to lead our finance team and play a key role in the growth and development of the Company. I would also like to thank Dave for his service and contributions to CPI.”

Ms. Etzkorn has more than two decades of financial management experience. At Dana Incorporated, she was responsible for the global treasury operations of a $6 billion multi-national organization and previously led the creation and implementation of the global investor relations strategy as the Senior Director of Investor Relations.

Prior to Dana Incorporated, Ms. Etzkorn spent nineteen years in financial positions of increasing responsibility at Ford Motor Company (NYSE: F), with deep experience in both operational and corporate finance. She served as the controller of Ford’s truck, SUV, and commercial vehicles and prior to that led the company’s global investor relations strategy.  Additionally, she held other significant financial roles, including director corporate finance, vehicle line controller, profit and operations analysis manager, and revenue manager.

Ms. Etzkorn received her MBA in finance from the University of Michigan and her bachelor’s degree in marketing from Eastern Michigan University.

About CPI Card Group

CPI Card Group is a leading provider in payment card production and related services, offering a single source for credit, debit and prepaid debit cards including EMV chip, personalization, instant issuance, fulfillment and mobile payment services. With more than 20 years of experience in the payments market and as a trusted partner to financial institutions, CPI’s solid reputation of product consistency, quality and outstanding customer service supports our position as a leader in the market. Serving our customers from ten locations throughout the United States, Canada and the United Kingdom, we have the largest network of high security facilities in North America, each of which is certified by one or more of the payment brands: Visa, MasterCard, American Express, Discover and Interac in Canada. Learn more at www.cpicardgroup.com.

EMV is a registered trademark or trademark of EMVCo LLC in the United States and other countries.

ICR Inc. for CPI Card Group

Investor Relations Contact:

William Maina

(877) 369-9016

InvestorRelations@cpicardgroup.com
or

Media Relations Contact:
Laura Anderson

203-682-8267

media@cpicardgroup.com